Exhibit j under Form N-1A
Exhibit 23 under Item 601/Reg S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Insurance Series:

We consent to the use of our reports dated February 22, 2010, with respect to the financial statements of the Federated Capital Appreciation Fund II, Federated Capital Income Fund II, Federated Kaufmann Fund II, Federated High Income Bond Fund II, Federated Fund for U.S. Government Securities II, Federated Quality Bond Fund II, and Federated Prime Money Fund II, each a portfolio of Federated Insurance Series, as of December 31, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts
April 22, 2010